EXHIBIT I.1

August 9, 2005

The Republic of Argentina Subsecretaria de Financiamiento Ministry of Economy and Productnion Hipólito Yrigoyen 250, Piso 10, Oficina 1029 1310 Buenos Aires, Argentina

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Argentina (“Argentina”) in connection with Argentina’s offer (the “Offer”), pursuant to a registration statement (No. 333-117111) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), to holders of Argentina’s Eligible Securities, as defined in the dealer manager agreement, dated December 17, 2004 (the “Dealer Manager Agreement”), between Argentina and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC (collectively, the “Dealer Managers”), to exchange Eligible Securities for the new securities listed on Schedule A hereto (collectively, the “New Securities”). The New Securities are issued under a trust indenture (the “Trust Indenture”), dated June 2, 2005, between Argentina and The Bank of New York, as trustee (the “Trustee”). Such registration statement, as amended when it most recently became effective, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)

the Registration Statement, the related prospectus dated December 27, 2004 (the “Prospectus”), as first filed with the Commission as Post-Effective Amendment No. 1 to the Registration Statement, as supplemented by the prospectus supplement, dated January 10, 2005, as amended by the addendum to the prospectus supplement, dated February 4, 2005 (as amended, the “Prospectus Supplement”), as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(b)	an executed copy of the Trust Indenture;
(c)	copies of the New Securities, in global form, as executed by Argentina; and
(d)	executed copies of the Authorizations, dated June 2, 2005, pursuant to which the terms of the New Securities were established.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

The Republic of Argentina, p. 2

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Argentine law and (ii) that all signatures on all such agreements and documents are genuine.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming due authentication and delivery of the New Securities by the Trustee in accordance with the terms of the Trust Indenture, the New Securities are valid, binding and enforceable obligations of Argentina, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

                                In giving the foregoing opinion, we have assumed that each of Argentina and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Trust Indenture and the New Securities enforceable against the parties thereto (except that no such assumption is made as to Argentina regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Trust Indenture and the New Securities). In addition, we note (i) that the enforceability in the United States of the waiver by Argentina of its immunities from court jurisdiction and from legal process, as set forth in Section 12.10 of the Trust Indenture, Section 20 of the Terms and Conditions of the U.S. Dollar-Denominated Par Bonds due 2038 and 8.28% U.S. Dollar-Denominated Discount Bonds due 2033, and Section 19 of the Terms and Conditions of the U.S. -Denominated GDP-Linked Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) that the designation in Section 12.10 of the Trust Indenture, Section 20 of the Terms and Conditions of the U.S. Dollar-Denominated Par Bonds due 2038 and 8.28% U.S. Dollar-Denominated Discount Bonds due 2033, and Section 19 of the Terms and Conditions of the U.S. -Denominated GDP-Linked Securities of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Trust Indenture and the New Securities is (notwithstanding the waiver in or pursuant to Section 12.10 of the Trust Indenture, Section 20 of the Terms and Conditions of the U.S. Dollar-Denominated Par Bonds due 2038 and 8.28% U.S. Dollar-Denominated Discount Bonds due 2033, and Section 19 of the Terms and Conditions of the U.S. Dollar Euro-Denominated GDP-Linked Securities) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The Republic of Argentina, p. 3

We hereby consent to the filing of this opinion as an exhibit to Argentina’s Post-Effective Amendment No. 4 to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus and under the heading “Validity of the New Securities” in the Prospectus Supplement.

In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Carmen Amalia Corrales
Carmen Amalia Corrales, a Partner

SCHEDULE A

NEW SECURITIES

1.	U.S. Dollar-Denominated Par and GDP-Linked Security Units
2.	U.S. Dollar-Denominated Discount and GDP-Linked Security Units
3.	U.S. Dollar-Denominated Par Bonds due 2038
4.	8.28% U.S. Dollar-Denominated Discount Bonds due 2033
5.	U.S. Dollar-Denominated GDP-Linked Securities